Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
First South Bancorp, Inc. and subsidiary
Spartanburg, South Carolina


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128522), of First South Bancorp, Inc., of our report dated March 9, 2006, related to the audit of the consolidated balance sheets of First South Bancorp, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the three year period ended December 31, 2005 which are included in the December 31, 2005 Annual Report on Form 10-KSB of First South Bancorp, Inc.



/s/ Cherry, Bekaert & Holland, L.L.P.


Charlotte, North Carolina
March 29, 2006